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                                                                   Exhibit 10.11
                                SERVICE AGREEMENT

         THIS SERVICES AGREEMENT (the "AGREEMENT") is entered into and effective as of April 1, 2002 by and between:

         CLEARWAVE SERVICES (MAURITIUS) LTD., a limited liability company incorporated under the laws of Mauritius, having its head office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, registered with Register of Companies, Port Louis, under file no. 24170/5709, duly represented by Aslam Koomar (hereinafter referred to as "THE SERVICE PROVIDER"),

         And

         CLEARWAVE HOLDINGS BV, a company organized and existing under the laws of The Netherlands, having its headquarters located at Strawinskylaan 707 1077 XX Amsterdam, registered with Amsterdam Chamber of Commerce under no.34171018, duly represented by Kees Van Ravenhorst, or any affiliated company thereof (hereinafter referred to as " THE BENEFICIARY "), hereinafter collectively referred to as the "PARTIES", each a "PARTY".

                                    RECITALS

         WHEREAS, the Beneficiary's customer is engaged in the mobile telephony business in Romania and has experienced personnel in the area of designing, installation, maintenance and development of mobile telecommunications networks;

         WHEREAS, the Beneficiary's customer is continuing to improve its technical and management strategy for enlarging the customer portfolio and therefore envisages a business growth which requires additional resources of highly-skilled personnel with specific expertise in the mobile telephony industry;

         WHEREAS, the supplied staff shall be working under the authority of the Beneficiary's customer;

         WHEREAS, both Parties are willing to enter into this Agreement;

         NOW THEREFORE, in consideration of the foregoing recitals and the covenants and conditions set forth in this Agreement, the Parties agree as follows:

1.       SCOPE OF WORK

1.1      Service Provider agrees to supply the services stipulated under Section
         1.2. (hereinafter called "the Services") directly to the Beneficiary's customer to whom the Beneficiary undertook to render services similar and/or identical with the Services hereunder and the Beneficiary agrees to pay the Service

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         Provider a Service Fee under the terms and conditions stipulated under
         Section 4 below.

1.2 The Services rendered by the Service Provider to the Beneficiary shall consist of supply of personnel to meet even a temporary and/or sudden demand for personnel (hereinafter called "the Personnel") raised by the Beneficiary to the Service Provider. Every time the Beneficiary decides at the request of its customer that it needs to have available a number of personnel who can be suddenly assigned to complete works for the Beneficiary's customer, the Service Provider shall ensure the supply of Personnel to the Beneficiary's customer. The Personnel shall carry out the following tasks (hereinafter called the "Tasks"):

1.2.1. provide technical and operational support relating to technical and operational processes and systems necessary to allow the Beneficiary's customer to develop into a first tier wireless operator in Romania, including general management, project management, information systems and technology, network management, deployment and expansion and marketing support;

1.2.2. provide support to the Beneficiary's customer, including through the following:

         - planning, projecting, installing, operating and maintaining wireless systems;

         -   studies on market demand, marketing and sale of wireless services;

         - financial and reporting structure of the Beneficiary's customer and its subsidiaries and branches; and

         -   structure of human resources, business plan and tariff structure.

1.2.3. provide, through the Service Provider's personnel, further support services e.g. financial and accounting services, legal services, ad hoc support services for bids or acquisitions, and project management services.

1.3. From time to time, the Beneficiary shall order Services through a request to the Service Provider using the service request form ("SERVICE REQUEST"), a copy of which is attached hereto as Appendix A. Within ten (10) business days after receipt of the Service Request, the Service Provider shall send the Beneficiary a completed staffing authorization form ("STAFFING AUTHORIZATION FORM"), a copy of which is attached hereto as Appendix B, for execution by both the Service Provider and the Beneficiary.

1.4. The Services rendered by the Service Provider may be expanded to cover other services only in writing through an Additional Act hereto.

1.5. The Personnel supplied hereunder shall not have the right to represent the Beneficiary's customer in the latter relations with third parties. Notwithstanding its assignment to the Beneficiary's customer, the Personal shall remain throughout the duration of the assignment the employee or consultant of the Service Provider.

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1.6.     The Personnel supplied based on this Agreement shall be working under the supervision of the Beneficiary's customer and shall follow exclusively the instructions received from Beneficiary's customer

2.       PROVISION OF SERVICES

2.1 The Service Provider undertakes to recruit and appoint the appropriate Personnel to carry out in favour of the Beneficiary's customer the Tasks referred under the herein Agreement.

2.2 The Service Provider shall perform its Services according to the best of its abilities. The liability for the timely and appropriate delivery of Personnel shall be entirely and exclusively borne by the Service Provider. The Service Provider accepts to be held liable by the Beneficiary's customer referred to under Section 1.1., to whom the Beneficiary assigned the right to exercise directly any and all claims the Beneficiary might have against the Service Provider hereunder. The Beneficiary included in the service agreement concluded between the Beneficiary and its customer an appropriate language regarding the assignment to its customer of any and all rights related to the aforesaid claims in Court and off Court.

2.3 When any documents or any other goods related to the performance of the Services under this Agreement are in the Service Provider's possession in order to ensure the proper rendering of the Services, the Service Provider shall ensure that all the above items are stored and maintained under such conditions that the quality of the goods is not affected and the access of third parties to the documents is closed unless otherwise required by the Beneficiary or directly by the Beneficiary's customer. The Beneficiary shall not have in possession any company documents or any other goods belonging to the Service Provider or to the Beneficiary's customer.

2.4 At all times, the Beneficiary and/or its customer shall provide the Service Provider with access to the information required for the provision of the Services and completion of the Tasks. More specifically, the Beneficiary and/or its customer shall provide the Service Provider with access to its staff and information required for the completion of the Tasks, in accordance with the provisions of this Agreement. Any delay, misconduct, non-performance or any other kind of non-compliance with the Beneficiary's obligation and/or with the obligation of the Beneficiary's customer as stipulated under the agreements between the Beneficiary and the Service Provider and respectively between the Beneficiary's customer and Beneficiary, to render the Service Provider with access to information shall accordingly exonerate the Service Provider which have acted diligently from its obligations under this Agreement, until the Beneficiary and/or the Beneficiary's customer remedy/s the situation or when the contractual terms of the Service Provider's obligations are re-assessed under the new circumstances.

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3.       THE SERVICE PROVIDER'S RESPONSIBILITY

3.1 The Service Provider shall not be liable towards the Beneficiary and/or the Beneficiary's customer for the damages suffered by the latter as the result of the non-compliance with the advice provided by the Service Provider's personnel.

3.2 In no event shall the Service Provider be liable for any loss, damage, cost or expense arising in any way from or connected with negligence or neglect, fraudulent acts or omissions, misrepresentations or willful default by the Beneficiary, its employees, the Beneficiary's customer and its employees and/or any other related entities or other providers.

4.       PAYMENT

4.1. For the purposes of this Agreement, the Beneficiary shall pay, in consideration of the Services provided hereunder by the Service Provider the Service Fee computed as shown below.

4.2. The Services shall be billed to the Beneficiary at the Service Provider's costs and expenses incurred with respect to such Services, taking into account only the employee costs or expenses which are directly and/or indirectly related to the Services performed, plus the mark-up referred to under Section 4.7 herein.

4.3. The costs and expenses directly and indirectly related to the Services performed, as referred to under Section 4.2. above, include without being limited to:

4.3.1. Labour costs, consultant fees and expenses incurred by the Service Provider in connection with the Services;

4.3.2. All other reasonable costs (i.e. travel, hotel accommodation, meals, conferences, business training, administrative and any other miscellaneous expenses) incurred by the Service Provider and directly or indirectly related to the provision of the Services.

4.4. There shall be no charges for time spent by representatives of the Service Provider in attending meetings of the Board of Administration or General Assembly of the Shareholders of the Beneficiary's customer if the course of business would require the occasional attendance of such meetings by the Service Provider's employees or consultants. Such employees and/or consultants of the Service Provider attending the Board of Administration or General Assembly of the Shareholders shall not represent the Beneficiary's customer in the latter relations with third parties and shall not be considered to become permanent members in the Board of Administration or the General Assembly of Shareholders.

4.5. The estimated annual costs shall be submitted for approval to the Beneficiary at the commencement of each fiscal year in the form of an annual budget. The

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         projections of the estimated annual cost shall be based on the monthly cost multiplied by the expected number of months of service. The estimated annual costs shall cover the minimum amount of Services needed by Beneficiary's customer throughout a business year and which are to be rendered by Service Provider under this Agreement. Services in addition to the scope budgeted hereunder shall be rendered by the Service Provider upon the Beneficiary's request and the adjustment regarding these Services shall be performed in accordance with Section
         4.6 below.

4.6. If there are any differences between the projections of the estimated total costs and the costs actually incurred directly or indirectly by the Service Provider in relation to the Services hereunder, the difference shall be invoiced by the Service Provider at the end of the year only if approved by the Beneficiary and if it is properly documented.

4.7. In addition to these costs set forth above, the Service Provider may add a profit mark-up of not exceeding 10% (ten percent) on all related costs incurred internally but not on disbursement for services provided by third party subcontractors.

4.8. The value of Services shall not include any related VAT and other indirect tax.

4.9. All payments to be made by the Beneficiary hereunder shall be made without set-off or counterclaims. If any deduction is required by law to be made from a payment hereunder, by way of tax, all such deductions shall be executed out of the amount of Service Fee as stipulated herein.

4.10. All payments made by the Beneficiary hereunder shall be made under the invoice issued by the Service Provider in consideration of each amount owed by the Beneficiary in return for the Services effectively rendered. The invoice may state the location where the Services were effectively rendered.

4.11. Payment of each invoice issued by the Service Provider shall be made by the Beneficiary within 60 (sixty) business days since receiving the Service Provider's invoice.

4.12. Any overdue payment shall bear interest at the twelve months LIBOR rate as published on the 31 December of the preceding year plus 4.5% per annum, such interest starting to accrue on the 61st (sixty first) day following the date of receipt of the invoice.

4.13. The Service Provider shall keep true and accurate books of accounts and records relating to its costs and expenses. Based on these records and the books of account of the Service Provider, the Service Provider shall prepare and submit to the Beneficiary invoices on the Service(s) rendered for each assignment, indicating the categories of Services rendered thereunder.

4.14. The Beneficiary shall obtain official receipts for any taxes paid on behalf of the Service Provider and/or the latter's subcontractors and/or their personnel in the Beneficiary's state and provide such receipts to the Service Provider. Also,

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         the Beneficiary shall obtain any official statement and/or certificate according to the tax regulations applicable in its own state and make them available to the Service Provider taking into consideration for these purposes the domestic requirements provided for in the tax law applicable in the Service Provider's state, according to the information diligently provided in this respect by the Service Provider.

4.15. The Beneficiary shall be entitled to obtain and shall keep appropriate records and documentation of the Services rendered by the Service Provider and Tasks completed by subcontractors. Such records should enable the Beneficiary to examine and verify invoices issued by the Service Provider.

4.16. None of the Services rendered hereunder are covered by any warranty, provided that they are not accessory to any license, assignment of copyright or any other kind or agreement and are not required by the Romanian law or by the commercial practice in use for this specific type of Service Agreements to be subject to specific representations or warranties. Notwithstanding the above, the Service Provider warrants that the Personnel have the requisite education, training and skills necessary to perform the Tasks hereunder in a professional manner.

5.       NON-COMPETITION

         Throughout the term of this Agreement, neither the Service Provider nor the Personnel assigned hereunder to the Beneficiary shall not, directly or indirectly, render Services as defined hereunder to a competitor of the Beneficiary and the Beneficiary's customer in Romania, without the prior written approval of the Beneficiary.

6.       PERMITS AND APPROVALS

6.1. All the Romanian regulations regarding work permits and/or any other approvals, authorizations and/or notifications which are required to be obtained and/or submitted in Romania shall be observed by the Beneficiary's customer who shall duly inform the Service Provider, in due time, about all information and/or documents to be made available by the Service Provider and/or the Personnel for the purposes of observing such regulations. The obligation to notify the Service Provider in due time about the documents and/or the information referred to above shall be due no later than the 10th (tenth) day from the approval of the Staffing Authorization Form.

6.2. The Beneficiary's customer shall assist the Personnel throughout the procedures undertaken in order to obtain the work permits and/or any other approvals and/or authorizations whatsoever required by the Romanian regulations, to be obtained by the foreign personnel.

6.3. The Beneficiary's customer shall keep the Service Provider harmless in case of any delay caused by the Beneficiary's customer failure to notify the

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         Service Provider in due time about the notification referred to under
         Section 6.1 above. The Service Provider and the Personnel shall be exonerated from any liability arising from any delay incurred in the Work Schedule agreed upon by Personnel, the Service Provider and the Beneficiary's customer, caused by the failure to notify the Service Provider as well as by the failure or by the inappropriate assistance with the obtaining of any work permits and/or other approvals and/or authorizations whatsoever.

6.4. The Beneficiary undertakes to insert a substantially similar Section in the agreement to be concluded between the Beneficiary and the Beneficiary's customer customer.

7.       CONFIDENTIALITY

7.1. Either Party shall keep all information held on the basis of this Agreement confidential. Either Party shall not disclose or disseminate the same to any third party without the other Party's prior written approval.

7.2. The obligations of this Section shall survive the termination or cancellation of this Agreement for any cause, for a period of 5 (five) years from the termination or cancellation hereof.

7.3. The obligations of this Section shall not apply to the information that either Party can demonstrate:

     -   is wholly independently developed by the Party demonstrating this; or

     - is known or that becomes known to the general public without breach of this Agreement by the demonstrating Party; or

     - was known to the demonstrating Party without confidential limitation at the time of disclosure by the other Party hereto as evidenced by documentation in the demonstrating Party's possession; or

     - is approved for release by written authorisation of the other Party, but only to the extent of and subject to such conditions as may be imposed in such written authorisation; or

     - is disclosed in response to a valid order to a court, regulatory agents, or other governmental body in the Territory or any political subdivision thereof, but only to the extent and for the purposes stated in such order; provided, however, that demonstrating Party shall first notify the other Party in writing of the order and cooperate with the other Party if the other Party desires to seek an appropriate protective order; or

     - is received rightfully and without confidential limitation by the demonstrating Party from a third party.

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7.4.     Notwithstanding anything to the contrary under this Agreement, the
         Beneficiary and/ or the Beneficiary's customer are/is not granted with the right to use any know-how belonging to the Service Provider and which shall not be disclosed to the Beneficiary and/or to the latter customer provided that all the Services and Tasks hereunder are directly and exclusively rendered by the Service Provider and/or by the Personnel hired by the latter and do not imply any training of the Beneficiary's staff and/or the latter customer.

8.       ASSIGNMENTS AND SUCCESSORS

         This Agreement may not be assigned by the Parties hereto, unless provided otherwise in the Agreement or approved in writing by the other Party hereto. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their successors.

9.       FORCE MAJEURE

9.1. In the event that any of the Parties hereto shall be unable to perform any of its obligations hereunder, any of the Parties hereto shall be under no liability to the other Party in respect of anything which may constitute breach of this Agreement arising by reason of force majeure, namely, circumstances beyond the control of the Party concerned, which shall include (but shall not be limited to) acts of God, perils of the sea or air, fire, flood, drought, explosion, sabotage, embargo, riot, civil commotion, including acts of local government and parliamentary authority; disputes of whatever nature and for whatever cause arising including (but without prejudice to the generality of the foregoing) overtime bars, strikes and lockouts and whether between either of all of its employees and/or between any two or more groups of employees (and whether of either of the Parties hereto or any other employer) (a "Force Majeure Event").

9.2. The Party who has been so affected shall immediately give notice to the other Party and shall do everything possible to resume performance. Upon receipt of such notice by the other Party, all obligations under this Agreement shall be immediately suspended. If the period of non-performance exceeds [thirty (30) calendar days] from the receipt of notice regarding the Force Majeure Event, the Party whose ability to perform has not been so affected may terminate this Agreement by giving written notice to the other Party, the termination operating by effect of law, not being necessary to follow any legal proceeding.

10.      DURATION AND TERMINATION

10.1.    This Agreement is concluded for an unlimited period of time.

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10.2.    This Agreement may be terminated by either Party upon 5 (five) working days prior written notice with immediate effect to the other, without any other formality, no Court intervention being required, in the event of any of the following: (i) admitted insolvency, (ii) institution of voluntary or judicial proceedings in bankruptcy, insolvency, moratorium or for a receivership, or for a winding-up or for the dissolution of the other Party. Notwithstanding the above, the Service Provider cannot terminate this Agreement, based on this Section, if the non-payment by the Beneficiary is justified by the Service Provider's failure to perform the Services as described under this Agreement.

10.3. This agreement may be terminated by either Party upon 3 (three) months prior written notice, without any prior formality and no Court intervention being required.

10.4 Each Party has the right to terminate this Agreement if the other Party materially breaches or is in default of any obligation hereunder which default is incapable of cure, or which, being capable of cure, has not been cured within [thirty (30) calendar days] after receipt of written notice of such default (or such additional cure period as the non-defaulting Party may authorize). The Parties shall cooperate in curing any such breach within this time period. The non-breaching Party shall send a termination notice to the other Party. The termination shall occur by effect of law, upon sending the termination notice, not being necessary to follow any legal proceeding.

10.5. Upon termination of this Agreement, (i) all indebtedness of the Beneficiary to the Service Provider shall become immediately due and payable, (ii) the Service Provider shall immediately return to the Beneficiary's customer all the strategies and business plans and any other information being in a material form provided by the Beneficiary's customer or its affiliated companies and being in the possession of the Service Provider; and (iii) all other outstanding and unfulfilled obligations or liabilities prior to the termination shall be completely fulfilled by the termination of this Agreement.

11.      HEADINGS

         The headings of the Sections hereof are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of any of these terms and conditions of this Agreement.

12.      SEVERABILITY

         In the event that any of these terms, conditions or provisions shall be determined invalid, unlawful or unenforceable to any extent such term, condition, or provision shall be severed from the remaining terms, conditions and provisions which shall continue to be valid to the fullest extent permitted by law.

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13.      NOTICES

         Any notice to be given by either Party to the other may be sent by recorded delivery to the address of the other Party as appearing herein or such other address as such Party may from time to time have communicated to the other in writing.

14.      GOVERNING LAW AND DISPUTES RESOLUTION

14.1. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the Netherlands.

14.2. The Parties shall attempt to resolve any dispute under this Agreement amicably by mutual agreement. Any such dispute which cannot be resolved in accordance with the Rules of Conciliation and Arbitration of the London Court of International Arbitration, which rules are deemed to be incorporated by reference into this section. The tribunal shall consist of one arbitrator who shall, in the absence of agreement of the Parties, be appointed by the London Court of International Arbitration. The place of arbitration shall be London. The language of the arbitration shall be in English. The tribunal shall give a written record of the award and reasons therefor.

15.      LANGUAGE OF THIS AGREEMENT

         This Agreement has been executed in the English language.

This Agreement has been duly signed and approved by the Parties, today,
..................., in 2 original copies, one for each Party hereto; each of the copies shall be deemed an original and all of which shall constitute one and the same instrument.

For The Service Provider,

_____________________
Aslam Koomar, Director

For The Beneficiary,

______________________
Kees Van Ravenhorst, Director

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                                   APPENDIX A

                                 SERVICE REQUEST

TO:    ___________________ (The Service Provider)
       Attn: [Director Human Resources]
       Address
       Tel.:
       Fax:

FROM:  ______________ (The Beneficiary)
       Address:
       Tel.:
       Fax:

RE:    SERVICES REQUESTED

In accordance with the Service Agreement dated as of _____________, concluded between the Beneficiary and the Service Provider (the "AGREEMENT"), the Beneficiary hereby requests that the Service Provider provides personnel to the project identified as the Beneficiary's customer mobile telephony operations upon further receipt of Staffing Authorization Form(s) for the following personnel assignment(s). This Service Request shall be governed by the terms and conditions of the Agreement.

PROJECT DESCRIPTION:

PROJECT LOCATION:

PROJECT DURATION:

PROJECT CONTACT:

ANTICIPATED PERSONNEL REQUIRED:

                                            By: ________________________________
                                            Name:_______________________________
                                            Title: Personnel Director of _______
                                            Dated    ___________________________

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                                   APPENDIX B

                           STAFFING AUTHORIZATION FORM

FROM:       __________ (The Service Provider)
            Attn: Director of Human Resources
            Address
            Tel.:
            Fax:

TO:         ______________ (The Beneficiary)
            Address
            Tel.:
            Fax:

RE:         Staffing Authorization

         In accordance with the Service Agreement dated as of ____________, concluded between the Beneficiary and the Service Provider (the "AGREEMENT"), the Beneficiary has requested that the Service Provider provides personnel to work on the Beneficiary's customer mobile telephony operations. This Staffing Authorization Form shall be governed by the terms and conditions of the Agreement.

         NAME:

         PROJECT(s):

         POSITION:

         REQUIRED REPORT BY DATE

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